Exhibit 107.1

Calculation of Filing Fee Tables
S-3
INNOVATE CORP.

Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.001 per share	457(o)	(1)	(2)	(2)
	Equity	Depositary Shares	457(o)	(1)	(2)	(2)
	Other	Warrants	457(o)	(1)	(2)	(2)
	Other	Subscription Rights	457(o)	(1)	(2)	(2)
	Other	Purchase Contracts	457(o)	(1)	(2)	(2)
	Other	Purchase Units	457(o)	(1)	(2)	(2)
Fees to be Paid	Unallocated (Universal) Shelf		457(o)	(1)	(2)	$100,000,000.00	0.0001381	$13,810.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts:				$100,000,000.00	0.0001381	$13,810.00
		Total Fees Previously Paid:						$0.00
		Total Fee Offsets:						$0.00
		Net Fee Due:						$13,810.00

Offering Note

(1)	Represents securities that may be offered and sold from time to time, separately, together or as units, in one or more offerings by INNOVATE Corp. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may not be received for registered securities that are issuable upon the exercise, conversion or exchange of other securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. The aggregate maximum offering price of all securities issued under this Registration Statement will not exceed $100,000,000.

(2)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in purchase units.

Table 2: Fee Offset Claims and Sources	☑Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses	☑Not Applicable

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date